Pioneer Capital Growth Fund Proxy Solicitation Questions and Answers
                              FOR INTERNAL USE ONLY

Q: What do the proposals for Pioneer Capital Growth Fund mean?
A: Pioneer Capital Growth Fund periodically holds a shareowner meeting to vote on certain issues. The upcoming meeting is scheduled for April 21, 1998. The Fund's Trustees, whose primary function is to protect your interests as a shareowner, recommend that you vote FOR each proposal.

Here is a what a FOR vote means for each of the proposals being considered. (Note that shareowners in Pioneer Capital Growth Fund are not being asked to vote on Proposal 1(b), which pertains only to Pioneer Equity-Income Fund.)

Proposal 1(a): Approve a new management contract with Pioneering Management Corporation (PMC), including a performance-based management fee. Depending upon the investment performance of the Fund's Class A Shares, relative to a selected securities index, the fee paid by the Fund may be lower or higher than the proposed basic fee. The proposed basic fee is higher than the management fee currently paid by the Fund to PMC.

Proposal 2: Elect nine Trustees to the Board. The Trustees supervise the Fund's activities and review contractual arrangements with companies that provide services to the Fund. All of the nominees currently serve as Trustees.

Proposal 3: Allow the Fund to be reorganized as a separate Delaware business trust. Currently, Pioneer Growth Trust is registered as a single Massachusetts business trust with three funds, one of which is Pioneer Capital Growth Fund. (The others are Pioneer Equity-Income Fund and Pioneer Gold Shares.) As a separate Delaware business trust, the Fund and its shareowners could benefit from a decreased possibility of shareowner and Trustee liability and various potential operating efficiencies described in the Proxy Statement.

Proposals 4(a), 4(b) and 4(c): Modernize certain investment restrictions to conform to current standards in the mutual fund industry. The Trustees believe the proposed changes are appropriate and necessary to provide future flexibility in the Fund's investment operations. For details on each of the proposed changes, we encourage you to review the Proxy Statement.

Proposal 5: Ratify the selection of Arthur Andersen LLP as the Fund's independent public accountants for the fiscal year ending October 31, 1998.

PROPOSAL 1(a)
Q:       What effect will the proposed new management contract have?
A: The fee ultimately paid by the Fund will be higher than that paid under the existing contract, even though it may vary as a result of Fund performance.

The current management fee structure has been in place since the Fund's inception in 1990. The Fund pays the investment adviser, Pioneering Management Corporation (PMC), the following fees, regardless of the Fund's performance:

      0.65% of the Fund's average daily net assets up to $300 million in net assets
      0.60% of the next $200 million in net assets ($300 million to $500 million)
      0.50% of the next $500 million in net assets ($500 million to $1 billion), and
      0.45% of the amount over $1 billion

At current asset levels, the Fund is paying an effective management fee of 0.50%.

Proposal 1(a) calls for the basic fee to increase to the following rates:

      0.700% of the Fund's average daily net assets up to $500 million in net assets
      0.650% of the next $500 million in net assets ($500 million to $1 billion), and
      0.625% of the amount over $1 billion in net assets

However, the introduction of a performance-based fee structure would link the management fee to the Fund's performance, relative to an objective index. This means the fee ultimately paid by the Fund may be higher or lower than the basic fee. At current asset levels, the Fund would pay an effective management fee of around 0.65% under the new schedule.

Q:   Why is the basic fee being increased?
A: The current fee paid by your Fund has not changed since the Fund's inception in 1990. Over the past eight years, it has become significantly more complicated and expensive to manage a mutual fund. The industry has changed dramatically, particularly in terms of research, technology and salary requirements. The increased fee would help maintain and attract investment management, research and other talent. It would also help provide technology and other systems necessary to support the service and performance Fund shareowners currently enjoy, and make it possible to improve future service and investment performance.

Q:   How would the proposed performance-based fee be calculated?
A: Simply, the performance-based fee would combine a basic fee with a performance adjustment. The Fund would add to or subtract from the basic fee based on its performance relative to the Lipper Growth Funds Index, which the Fund's Trustees consider to be a fair benchmark for the performance of funds with similar objectives.

The performance adjustment would be based on the Fund's performance over a 36-month period. The comparison between the Index's and Fund's performance will be made at the end of each month. Each percentage point of difference, up to 10 percentage points, would be multiplied by a performance adjustment of 0.01%. This means the maximum adjustment rate to the basic fee is 0.10% (10 x 0.01%), up or down.

At current asset levels, therefore, the Fund's management fee could range from 0.55% to 0.75%. That translates into an increase of between $0.05 and $0.25 per $1,000.00 versus the current fee. For example, if the Fund's 36-month average annual total return was 15.0%, and the Lipper Growth Funds Index's 36-month average annual total return was 25.0%, the management fee would be the basic fee (0.65% at current asset levels) minus the performance-adjustment figure:

                    0.65% - [0.01% x (15.0% - 25.0%)] = 0.55%

Conversely, if the Fund's 36-month average annual total return was 25.0%, and the Lipper Growth Funds Index's 36-month average annual total return was 15.0%, the management fee would be the basic fee (0.65% at current asset levels) plus the performance-adjustment figure:

                    0.65% + [0.01% x (25.0% - 15.0%)] = 0.75%

Q:       The proposed new management fee seems high to me. Is it?
A: Comparatively, no. The Fund's proposed fee would still be lower than most management fees currently being charged for similar funds throughout the mutual fund industry.

Naturally, before proposing a change in management fee, Pioneer undertook extensive research into how and how much other mutual funds were paying in management fees. Here's what we found:

      At current asset levels, your Fund's proposed basic management fee would be in the bottom quarter (below 77%) of the fee paid by growth funds.*
      While similar funds pay management fees ranging from 1.50% to 0.28%, 40% of growth funds pay a flat fee of 0.75% or more, regardless of the fund's size (net assets).
      The median management fee paid by growth funds is 0.75%, and your Fund's 0.65% basic fee at current assets is well below the median. If your Fund outperformed its index enough to trigger the full upward adjustment, the maximum performance-adjusted fee of 0.75% would match the median.

* The growth universe includes 344 funds with the growth objective. It excludes institutional funds, index funds and funds that pay a single, all-inclusive fee for management, transfer agency, custody, accounting, etc., or some combination of these fees bundled with the management fee.

Q:   When would the proposed performance-based fee take effect?
A: The effective date of the proposed contract is expected to be May 1, 1998, and the new fee structure would take effect at that time. However, the Fund will pay only the basic fee for 12 months, with no performance adjustment. The performance adjustment would begin in the 13th month, based on the 12 months of performance generated with the new fee structure in place. Each subsequent month's performance would be added to the equation until there are 36 months of performance. At that point, the adjustment would be based on a rolling 36-month period.

PROPOSAL 2
Q:       Who is being nominated for Trustee?
A: There are nine nominees. All currently serve as Trustees. Their biographical information is included in the Proxy
         Statement. The Trustees' primary role is to protect your interests as a shareowner.

PROPOSAL 3
Q:   Why reorganize the Fund as a Delaware business trust?
A: This proposal would allow the Fund to operate within the better-defined regulations provided in Delaware, and also would allow the Fund more flexibility to adapt to changes in the investment industry. The reorganization will have no tax impact on shareowners. New classes of shares, if any are offered in the future, also would have no effect on the value or operation of Fund shares already in existence.

Reorganizing to a Delaware business trust will help save the Fund, and shareowners, money because it will allow the Fund to adapt to new laws without going to the expense of a special shareowner meeting. And, as a Delaware business trust, it is clear that Fund shareowners have no responsibilities for the Fund's liabilities, a point that is less certain as a Massachusetts business trust.

Q:   Why reorganize the Fund as a separate business trust?
A: Since it was introduced in 1990, Pioneer Capital Growth Fund and two other funds have been registered as a single Massachusetts business trust, Pioneer Growth Trust. (The two other funds are Pioneer Equity-Income Fund and Pioneer Gold Shares.) Registering as a separate Delaware business trust offers the Fund potential for a variety of operating efficiencies and a decreased possibility of shareowner and Trustee liability.

PROPOSALS 4(a), 4(b) and 4(c):
Q: Why are so many changes being proposed to the Fund's operations structure and investment policies?
A: Since the Fund's last shareowner meeting, the mutual fund industry has evolved. The Fund's Trustees believe the proposed changes are appropriate and necessary to update the Fund and modernize it to conform with current standards in the mutual fund industry, along with other Pioneer funds.

PROPOSAL 5
Q:      Who is Arthur Andersen LLP?
A:      Arthur Andersen LLP is one of the six largest CPA firms in the U.S.
        and the firm is the current independent public accountant for the Fund and other funds in the Pioneer family of mutual funds.

GENERAL QUESTIONS
Q:   Who makes the final decisions about these proposals?
A: You do. The Trustees you have elected - whose primary role, as mentioned, is protecting your interests as a shareowner have unanimously approved the proposals and encourage you to vote FOR each. However, you must make the final decision, either by attending the meeting in person or by giving your proxy vote.

Q:       When and where will the meeting take place?
A:       The meeting is scheduled for April 21, 1998, in Boston.

Q:       What if I have questions about my investment?
A: The investment professional through whom you purchased Pioneer Capital Growth Fund can provide you with additional information as needed.

       Pioneer Equity-Income Fund Proxy Solicitation Questions and Answers
                              FOR INTERNAL USE ONLY

Q:   What do the proposals for Pioneer Equity-Income Fund mean?
A: Pioneer Equity-Income Fund periodically holds a shareowner meeting to vote on certain issues. The upcoming meeting is scheduled for April 21, 1998. The Fund's Trustees, whose primary function is to protect your interests as a shareowner, recommend that you vote FOR each proposal.

Here is a what a FOR vote means for each of the proposals being considered. (Note that shareowners in Pioneer Equity-Income Fund are not being asked to vote on Proposal 1(a), which pertains only to Pioneer Capital Growth Fund.)

Proposal 1(b): Approve a new management contract with Pioneering Management Corporation (PMC). The proposed fee is higher than the management fee currently paid by the Fund to PMC.

Proposal 2: Elect nine Trustees to the Board. The Trustees supervise the Fund's activities and review contractual arrangements with companies that provide services to the Fund. All of the nominees currently serve as Trustees.

Proposal 3: Allow the Fund to be reorganized as a separate Delaware business trust. Currently, Pioneer Growth Trust is registered as a single Massachusetts business trust with three funds, one of which is Pioneer Equity-Income Fund. (The others are Pioneer Capital Growth Fund and Pioneer Gold Shares.) As a separate Delaware business trust, the Fund and its shareowners could benefit from a decreased possibility of shareowner and Trustee liability and various potential operating efficiencies described in the Proxy Statement.

Proposals 4(a), 4(b) and 4(c): Modernize certain investment restrictions to conform to current standards in the mutual fund industry. The Trustees believe the proposed changes are appropriate and necessary to provide future flexibility in the Fund's investment operations. For details on each of the proposed changes, we encourage you to review the Proxy Statement.

Proposal 5: Ratify the selection of Arthur Andersen LLP as the Fund's independent public accountants for the fiscal year ending October 31, 1998.

PROPOSAL 1(b)
Q:       What effect will the proposed new management contract have?
A: The proposed fee will ultimately be higher than that paid under the existing contract.

The current management fee structure has been in place since the Fund's inception in 1990. The Fund pays the investment adviser, Pioneering Management Corporation (PMC), the following fees:

     0.65% of the Fund's  average  daily net  assets up to $300  million in net assets
     0.60% of the next $200 million in net assets ($300  million to $500 million)
     0.50% of the next $500 million in net assets ($500 million to $1 billion), and
     0.45% of the amount over $1 billion

At current asset levels, the Fund is paying an effective management fee of 0.60%.

Proposal 1(b) calls for the fee to change to the following schedule:

      0.600% of the Fund's average daily net assets up to $10 billion in net assets, and 0.575% of the amount over $10 billion in net assets

At current asset levels, the Fund's effective fee would be essentially the same. However, the new fee schedule would require a larger base of assets to realize economies of scale, and will ultimately result in a higher fee.

Q:   Why is the fee structure being changed?
A: The fee paid by your Fund has not changed since the Fund's inception in 1990. Over the past eight years, it has become significantly more complicated and expensive to manage a mutual fund. The industry has changed dramatically, particularly in terms of research, technology and salary requirements. Any increased fee would be used primarily to enhance the Fund's human resources, accounting and computer systems and research
     capabilities,   all  of  which  we  expect  to  help  make  the  Fund  more competitive.

Q:       Why aren't you proposing a performance-based fee for this Fund?
A:       A performance-based fee combines a basic fee with a performance adjustment. That adjustment is determined by the Fund's performance relative to an appropriate index. Currently, there is no suitable benchmark index for your Fund, making a performance-based fee inappropriate at this time.

For example, the Lipper Equity-Income Funds Index is not a good match because funds in the group may invest in international securities and also in bonds, including high-yield bonds. (Pioneer Equity-Income Fund invests only in U.S. stocks or convertible securities.) In addition, the Fund's objective of generating income means that it is not a good match with stock market or stock fund indexes that consider only growth.

Q:       The proposed new management fee seems the same to me. Is it?
A: In some ways yes and some ways no. At current asset levels, the Fund's effective fee would be essentially the same. However, the new fee schedule would require a larger base of assets to realize economies of scale, and ultimately result in higher fees.

Q:       Is the Fund's management fee competitive?
A:       Yes. The Fund's proposed fee would be consistent with the fees paid by competing funds with a similar investment objective.

Naturally, before proposing a change in management fee, Pioneer undertook extensive research into how much other mutual funds were paying in management fees. Here's what we found:

     At current asset levels, your Fund's proposed management fee would be nearly in the bottom quarter (below 72%) of the fees paid by equity-income funds.*
     The median management fee paid by equity-income funds is 0.70%, well above your Fund's proposed fee of 0.60%. Management fees paid by similar funds range from 1.50% to 0.40%.

* The equity-income fund universe includes 65 funds with the equity-income objective. It excludes institutional funds, index funds and funds that pay a single, all-inclusive fee for management, transfer agency, custody, accounting, etc., or some combination of these fees bundled with the management fee.

Q:       When would the proposed fee take effect?
A: The effective date of the proposed contract is expected to be May 1, 1998.

PROPOSAL 2
Q:       Who is being nominated for Trustee?
A:       All of the nine nominees currently serve as Trustees. Their biographical information is included in the Proxy Statement.
The Trustees' primary role is to protect your interests as a shareowner.

PROPOSAL 3
Q:        Why reorganize the Fund as a separate business trust?
A: Since it was introduced in 1990, Pioneer Equity-Income Fund and two other funds have been registered as a single Massachusetts business trust, Pioneer Growth Trust. (The two other funds are Pioneer Capital Growth Fund and Pioneer Gold Shares.) Registering as a separate Delaware business trust offers the potential for a variety of operating efficiencies and a decreased possibility of shareowner and Trustee liability.

Q:       Why reorganize the Fund as a Delaware business trust?
A: This proposal would allow the Fund to operate within the better-defined regulations provided in Delaware, and also would allow the Fund more flexibility to adapt to changes in the investment industry. The reorganization will have no tax impact on shareowners. New classes of shares, if any are offered in the future, also would have no effect on the value or operation of Fund shares already in existence.

Reorganizing to a Delaware business trust will help save the Fund, and shareowners, money because it will allow the Fund to adapt to new laws without going to the expense of a special shareowner meeting. And, as a Delaware business trust, it is clear that Fund shareowners have no responsibilities for the Fund's liabilities, a point that is less certain as a Massachusetts business trust.

PROPOSALS 4(a), 4(b) and 4(c):
Q:       Why are so many changes being  proposed to the Fund's operations structure and investment policies?
A: Since the Fund's last shareowner meeting, the mutual fund industry has evolved. The Fund's Trustees believe the proposed changes are appropriate and necessary to update the Fund and modernize it to conform with current standards in the mutual fund industry, along with other Pioneer funds.

PROPOSAL 5
Q:       Who is Arthur Andersen LLP?
A:       Arthur Andersen LLP is one of the six largest CPA firms in the U.S. and the firm is the current independent public accountant for the Fund and other funds in the Pioneer family of mutual funds.

GENERAL QUESTIONS
Q:       Who makes the final decisions about these proposals?
A: You do. The Trustees you have elected - whose primary role, as mentioned, is protecting your interests as a shareowner have unanimously approved the proposals and encourage you to vote FOR each. However, you must make the final decision, either by attending the meeting in person or by giving your proxy vote.

Q:       When and where will the meeting take place?
A:       The meeting is scheduled for April 21, 1998, in Boston.

Q:       What if I have questions about my investment?
A:       The investment professional through whom you purchased Pioneer
Equity-Income Fund can provide you with additional information as needed.

          Pioneer Gold Shares Proxy Solicitation Questions and Answers
                              FOR INTERNAL USE ONLY

Q:       What do the proposals for Pioneer Gold Shares mean?
A: Pioneer Gold Shares periodically holds a shareowner meeting to vote on certain issues. The upcoming meeting is scheduled for April 21, 1998. The Fund's Trustees, whose primary function is to protect your interests as a shareowner, recommend that you vote FOR each proposal.

Here is a what a FOR vote means for each of the proposals being considered. (Note that shareowners in Pioneer Gold Shares are not being asked to vote on Proposals 1(a) or 1(b), which pertain only to Pioneer Capital Growth Fund and Pioneer Equity-Income Fund, respectively.)

Proposal 2: Elect nine Trustees to the Board. The Trustees supervise the Fund's activities and review contractual arrangements with companies that provide services to the Fund. All of the nominees currently serve as Trustees.

Proposal 3: Allow the Fund to be reorganized as a separate Delaware business trust. Currently, Pioneer Growth Trust is registered as a single Massachusetts business trust with three funds, one of which is Pioneer Gold Shares. (The others are Pioneer Capital Growth Fund and Pioneer Equity-Income Fund.) As a separate Delaware business trust, the Fund and its shareowners could benefit from a decreased possibility of shareowner and Trustee liability and various potential operating efficiencies described in the Proxy Statement.

Proposals 4(a), 4(b) and 4(c): Modernize certain investment restrictions to conform to current standards in the mutual fund industry. The Trustees believe the proposed changes are appropriate and necessary to provide future flexibility in the Fund's investment operations. For details on each of the proposed changes, we encourage you to review the Proxy Statement.

Proposal 5: Ratify the selection of Arthur Andersen LLP as the Fund's independent public accountants for the fiscal year ending October 31, 1998.

PROPOSAL 2
Q:       Who is being nominated for Trustee?
A:       There are nine nominees. All currently serve as Trustees. Their biographical information is included in the Proxy
Statement. The Trustees' primary role is to protect your interests as a shareowner.

PROPOSAL 3
Q:       Why reorganize the Fund as a Delaware business trust?
A: This proposal would allow the Fund to operate within the better-defined regulations provided in Delaware, and also would allow the Fund more flexibility to adapt to changes in the investment industry. The reorganization will have no tax impact on shareowners. New classes of shares, if any are offered in the future, also would have no effect on the value or operation of Fund shares already in existence.

Reorganizing to a Delaware business trust will help save the Fund, and shareowners, money because it will allow the Fund to adapt to new laws without going to the expense of a special shareowner meeting. And, as a Delaware business trust, it is clear that Fund shareowners have no responsibilities for the Fund's liabilities, a point that is less certain as a Massachusetts business trust.

Q:        Why reorganize the Fund as a separate business trust?
A: Since it was introduced in 1990, Pioneer Gold Shares and two other funds have been registered as a single Massachusetts business trust, Pioneer Growth Trust. (The two other funds are Pioneer Capital Growth Fund and Pioneer Equity-Income Fund.) Registering as a separate Delaware business trust offers the Fund potential for a variety of operating efficiencies and a decreased possibility of shareowner and Trustee liability.

PROPOSALS 4(a), 4(b) and 4(c):
Q:       Why are so many changes being  proposed to the Fund's operations structure and investment policies?
A: Since the Fund's last shareowner meeting, the mutual fund industry has evolved. The Fund's Trustees believe the proposed changes are appropriate and necessary to update the Fund and modernize it to conform with current standards in the mutual fund industry, along with other Pioneer funds.

PROPOSAL 5
Q:       Who is Arthur Andersen LLP?
A:       Arthur Andersen LLP is one of the six largest CPA firms in the U.S.
and the firm is the current independent public accountant for the Fund and other funds in the Pioneer family of mutual funds.

GENERAL QUESTIONS
Q:       Who makes the final decisions about these proposals?
A: You do. The Trustees you have elected - whose primary role, as mentioned, is protecting your interests as a shareowner have unanimously approved the proposals and encourage you to vote FOR each. However, you must make the final decision, either by attending the meeting in person or by giving your proxy vote.

Q:       When and where will the meeting take place?
A:       The meeting is scheduled for April 21, 1998, in Boston.

Q:       When would the proposed changes take effect?
A:       The effective date is expected to be May 1, 1998.

Q:       What if I have questions about my investment?
A:       The investment professional through whom you purchased Pioneer
Gold Shares can provide you with additional information as needed.